Exhibit 99.2

News release for immediate release
Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com

HORACE MANN REPORTS RECORD FIRST-QUARTER 2021 NET INCOME OF $0.93 PER SHARE AND RECORD CORE EARNINGS* OF $1.10 PER SHARE

•Net income per share rose 111.4% to $0.93, with core earnings up 41.0% to $1.10
◦Unwavering commitment to education market and multi-year emphasis on products, distribution and infrastructure setting stage for success in post-vaccine environment
◦Property and Casualty, Supplemental segment results continued to reflect pandemic-related changes in policyholder behavior; catastrophe losses added 7.0 points to 86.2% Property and Casualty combined ratio
◦Net investment income rose 16% on strong returns from alternatives portfolio, contributing to 4.8% increase in total revenues
•Book value per share up 14.1% and book value excluding net unrealized gains up 7.6% from a year ago
•Reaffirming 2021 core EPS guidance of $3.00 to $3.20, with ROE in the range of 9% to 9.5%
◦Guidance maintains progress toward long-term objective of sustainable double-digit ROE
◦Expect Auto and Supplemental loss ratios to gradually move closer to historical levels over the course of 2021 as pandemic-impacted policyholder behaviors evolve
◦Growing contribution of alternatives portfolio boosting net investment income, particularly for Retirement and Life segments
◦No change to expectation of 9 to 9.5 points of catastrophe losses on full-year Property and Casualty combined ratio; second quarter historically has represented half of full-year catastrophes losses

SPRINGFIELD, Ill., May 4, 2021 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three months ended March 31, 2021:

Horace Mann Consolidated Financial Highlights
	Three Months Ended March 31,
($ in millions, except per share amounts)	2021	2020	% Change
Total revenues	$322.0	$307.3	4.8%
Net income	39.3	18.5	112.4%
Net investment losses after tax	(7.1)	(14.5)	N.M.
Core earnings*	46.4	33.0	40.6%
Per diluted share:
Net income	0.93	0.44	111.4%
Net investment losses after tax	(0.17)	(0.34)	N.M.
Core earnings per diluted share*	1.10	0.78	41.0%
Book value per share	40.83	35.80	14.1%
Book value per share excluding net unrealized investment gains on fixed maturity securities*	34.95	32.49	7.6%
N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States of America (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.

The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

“Our strong first quarter results are a solid start to 2021 and reflect the value that Horace Mann continues to provide to the education market,” said Horace Mann President and CEO Marita Zuraitis. “Since the beginning of the COVID-19 pandemic, educators have worked tirelessly to reach their students — working longer hours in multiple classroom environments, while still dealing with the impact of the pandemic on their personal lives. Horace Mann is a company built on a dedication to educators, and this past year has only deepened our commitment to helping educators achieve the lifelong financial success that they deserve.
“The adjustments that we made at Horace Mann over the past year to adapt to a fully virtual model — online financial workshops, ease of doing business enhancements, and virtual engagement events — will only strengthen our market position as we enter the ‘more normal’ 2021-2022 school year,” Zuraitis continued. “We are also ready to leverage the steps we have taken in distribution, most notably the full integration of the Supplemental agency force. We are seeing encouraging signs of sales momentum, particularly in product areas such as retirement savings and traditional term and whole life insurance, as the vaccine rolls out and schools reopen.
“Increasing the share of educators who we help with financial solutions is key to achieving a sustainable double-digit return on equity,” commented Zuraitis. “But we also remain focused on boosting investment income by deliberately increasing allocation to higher-yielding alternative investments, as well as remaining intently focused on optimizing expenses while increasing efficiencies and synergies to ensure we are responsive to customer needs.
“This strong start to 2021 is the first step toward achieving our full-year core EPS guidance of $3.00 to $3.20,” Zuraitis added. “Our outlook anticipates that Auto and Supplemental loss ratios will move closer to historical levels over the course of 2021 as policyholder behavior gradually evolves in a post-vaccine environment. In addition, our guidance anticipates full-year 2021 Property and Casualty catastrophe losses adding 9 to 9.5 points to the combined ratio. Although we did not see outsized catastrophe losses in April, we historically experience about half of our full-year catastrophe losses in the second quarter.
“Overall, we continue to expect solid progress this year from strategic actions,” Zuraitis concluded. “Achieving our 2021 ROE target of 9% to 9.5% will keep us on the path to a sustainable, long-term double-digit ROE.”

Property and Casualty Segment First-Quarter Combined Ratio at 86.2%
(All comparisons vs. same period in 2020, unless noted otherwise)
Our Property and Casualty insurance segment primarily markets private passenger automobile insurance and residential home insurance. We offer standard automobile coverages, including liability, collision and comprehensive. Property coverage includes both homeowners and renters policies. For both automobile and property coverage, we offer educators a discounted rate and the Educator Advantage® package of features. The Property and Casualty segment represented 53% of 2020 total revenues and contributed $76.5 million to 2020 core earnings.

	Three Months Ended March 31,
($ in millions)	2021	2020	Change

Property and Casualty premiums written*	$141.8	$153.6	-7.7%
Property and Casualty net income / core earnings*	27.9	26.6	4.9%
Property and Casualty combined ratio	86.2%	88.6%	-2.4	pts
Property and Casualty underlying loss ratio*	53.8%	58.0%	-4.2	pts
Property and Casualty expense ratio	25.4%	25.9%	-0.5	pts
Property and Casualty catastrophe losses	7.0%	5.3%	1.7	pts
Property and Casualty underlying combined ratio*	79.2%	83.9%	-4.7	pts
Auto combined ratio	84.2%	91.7%	-7.5	pts
Auto underlying loss ratio*	58.8%	66.5%	-7.7	pts
Property combined ratio	90.1%	82.7%	7.4	pts
Property underlying loss ratio*	44.0%	40.7%	3.3	pts

Property and Casualty premiums written declined due to continued lower new business. Auto average premiums were down slightly, driven partly by changes in miles driven, while property average premiums rose slightly. The auto policy retention rate of 81.9% improved modestly in the first quarter while the property retention rate of 87.3% remained in line with recent experience.
Overall, segment core earnings for the quarter rose 4.9%, largely due to the 2.4 point improvement in the combined ratio, despite a 1.7 point increase in the catastrophe loss ratio, offset by higher income tax expense. In the first quarter of 2020, the company’s tax expense was reduced by a one-time tax benefit of $2.8 million as a result of the CARES Act.
The underlying combined ratio improved by 4.7 points over last year’s first quarter, largely due to the low underlying auto loss ratio. The underlying auto loss ratio improved 7.7 points, reflecting loss costs that continue to reflect changing driving patterns due to COVID-19, as well as the ongoing benefit of profitability initiatives. The underlying property loss ratio rose 3.3 points, primarily because of higher non-catastrophe weather losses and non-weather water losses.
In the first quarter, the company incurred $11.0 million of catastrophe losses from 13 events that added 7.0 points to the combined ratio. The company’s full-year 2021 guidance continues to reflect a catastrophe loss assumption of approximately 9 to 9.5 points on the combined ratio, as second-quarter events historically have represented approximately 50% of the total catastrophe losses for the year.

Supplemental Segment Contributed $11.4 million to First-Quarter Earnings
(All comparisons vs. same period in 2020, unless noted otherwise)
Our Supplemental insurance segment specializes in marketing supplemental insurance products, including cancer, heart, hospital, supplemental disability and accident for the education market. The segment represented 12% of 2020 total revenues and contributed $43.1 million to 2020 core earnings.

	Three Months Ended March 31,
($ in millions)	2021	2020	Change

Sales*	$1.0	$3.7	-73.0%
Premiums earned	31.7	33.0	-3.9%
Supplemental net income / core earnings*	11.4	10.5	8.6%
Pretax profit margin (1)	38.7%	36.0%	7.5%
(1)     Measured to total revenues.

Supplemental segment sales were $1.0 million in the first quarter, continuing to reflect limited school access because of the COVID-19 pandemic. Sales are expected to increase as school reopenings extend to more areas. Persistency was up slightly at 91.5%.
Strong core earnings reflected higher net investment income as well as favorable business trends including some continued short-term benefit from changes in policyholder behavior due to COVID-19. Segment expenses include the non-cash impact of amortization of intangible assets under purchase accounting that reduced core earnings by $2.9 million pretax. The pretax profit margin remains above management’s longer-term expectations because of the pandemic-related changes in policyholder behavior.

Retirement Segment Benefits from Improving Net Investment Spread
(All comparisons vs. same period in 2020, unless noted otherwise)
Our Retirement segment primarily markets 403(b) tax-qualified fixed, fixed index and variable annuities; the Horace Mann Retirement Advantage® open architecture platform for 403(b)(7) and other defined contribution plans; and other retirement products to educators. Horace Mann is one of the largest participants in the K-12 educator portion of the 403(b) tax-qualified annuity market, measured by 403(b) net written premium on a statutory accounting basis. The Retirement segment represented 21% of 2020 total revenues and contributed $28.2 million to 2020 core earnings.

	Three Months Ended March 31,
($ in millions)	2021	2020	Change

Annuity contract deposits, net*	$105.8	$105.8	—%
Annuity assets under management (1)	4,991.7	4,026.6	24.0%
Total assets under administration (2)	8,926.1	7,381.3	20.9%
Retirement net income (loss) / core earnings*	10.6	(0.9)	N.M.
Retirement core earnings excluding DAC unlocking*	10.0	2.3	334.8%
N.M. - Not meaningful.
(1)     Amount reported as of March 31, 2021 excludes $782.8 of assets under management held under modified coinsurance reinsurance.
(2)    Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Annuity contract deposits were level with last year’s first quarter. Horace Mann’s relationships with educators often begins with our 403(b) retirement savings products, including our competitively priced annuity products, and we are encouraged by the cross-sell opportunities they provide. Total cash value persistency remained strong at 95.1% for variable annuities and 95.0% for fixed annuities.
Horace Mann currently has $5.0 billion in annuity assets under management, including $2.2 billion of fixed annuities, $2.3 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration, which includes Retirement Advantage and other advisory and recordkeeping assets, was up 20.9% from a year ago, as assets under management rose largely due to strong stock market performance over the past 12 months.
The net interest spread was 253 points in the first quarter, reflecting strong investment returns particularly in limited partnership investments. Core earnings excluding DAC unlocking were up four-fold primarily due to the strong net interest margin. In last year’s first quarter, DAC unlocking was negative because of equity market volatility.

Life Segment First-Quarter Core Earnings Flat with Last Year
(All comparisons vs. same period in 2020, unless noted otherwise)
Our Life insurance segment primarily markets traditional term and whole life insurance products to educators. The Life segment represented 14% of 2020 total revenues and contributed $10.4 million to 2020 core earnings.

	Three Months Ended March 31,
($ in millions)	2021	2020	Change

Total sales*	$3.0	$3.3	-9.1%
Annualized sales*	2.0	2.0	—%
Life mortality costs	14.6	10.1	44.6%
Life net income / core earnings*	0.7	0.6	16.7%

First-quarter annualized Life sales were unchanged from last year on steady new sales of recurring term and whole life policies, and lower new sales of Indexed Universal Life policies. Life core earnings* reflected first-quarter mortality costs above expectations offset by higher net investment income. Full-year persistency for life products of 96.1% improved from the prior year period.

Investment Portfolio Sees Strong First Quarter due to Alternatives Portfolio
(All comparisons vs. same period in 2020, unless noted otherwise)
Our investment strategy is primarily focused on generating income to support product liabilities, and balances principal protection and risk. Total net investment income includes net investment income on the investment portfolio managed by Horace Mann, as well as accreted investment income on the deposit asset on reinsurance related to the company’s reinsurance of policy liabilities related to legacy individual annuities written in 2002 or earlier.

	Three Months Ended March 31,
($ in millions)	2021	2020		Change

Pretax net investment income - investment portfolio	$71.1	$58.6		21.3%
Pretax investment income - deposit asset on reinsurance	24.4	23.7		3.0%
Total pretax net investment income	95.5	82.3		16.0%
Pretax net investment losses	(9.0)	(18.5)		N.M.
Pretax net unrealized investment gains on fixed maturity securities	363.6	189.7		91.7%
Investment yield, excluding limited partnership interests, pretax - annualized	4.20%	4.51%	-0.31	pts
N.M. - Not meaningful.

Total net investment income was up 16.0%. Net investment income on the managed portfolio rose 21.3%, reflecting the favorable alternatives portfolio returns in this year’s first quarter compared with negative mark-to-market adjustments on limited partnership investments in the first quarter of 2020. This quarter, favorable returns on limited partnership investments offset slightly lower yields on fixed maturity investments in the core portfolio.
Pretax net investment losses were $9.0 million, including $3.2 million in total impairments on investments. The company’s fixed maturity securities portfolio is in a net unrealized investment gain position of $363.6 million at March 31, 2021.

Book Value Excluding Net Unrealized Investment Gains Up 8% Year Over Year
At March 31, 2021, shareholders’ equity was $1.69 billion, or $40.83 per share. Excluding net unrealized investment gains on fixed maturity securities, shareholders’ equity was $1.45 billion, or $34.95 per share.* At March 31, 2021, total debt was $437.4 million, with $135.0 million outstanding on the company’s line of credit. The ratio of debt-to-capital excluding net unrealized investment gains* was 23.2%.
During the first quarter, Horace Mann repurchased 39,485 shares of common stock at an average price of $38.44. As of March 31, 2021, $19.1 million remained authorized for future share repurchases under the share repurchase program.
Quarterly Webcast
Horace Mann’s senior management will discuss the company’s first-quarter financial results with investors on May 5, 2021 at 9:00 a.m. Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.
About Horace Mann
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America’s educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the company’s past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.
# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)
($ in Millions, except per share data)

	Three Months Ended March 31,
	2021	2020	% Change
EARNINGS SUMMARY
Net income	$39.3	$18.5	112.4%
Net investment losses, after tax	(7.1)	(14.5)	N.M.
Core earnings*	46.4	33.0	40.6%

Per diluted share:
Net income	$0.93	$0.44	111.4%
Net investment losses, after tax	$(0.17)	$(0.34)	N.M.
Core earnings*	$1.10	$0.78	41.0%
Weighted average number of shares and equivalent shares (in millions) - Diluted	42.1	42.0	0.2%

RETURN ON EQUITY
Net income return on equity - LTM (1)	9.3%	11.3%
Net income return on equity - annualized	9.0%	4.9%
Core return on equity - LTM* (2)	11.2%	7.6%
Core return on equity - annualized*	12.9%	9.9%

FINANCIAL POSITION
Per share: (3)
Book value	$40.83	$35.80	14.1%
Effect of net unrealized investment gains on fixed maturity securities (4)	$5.88	$3.31	77.6%
Dividends paid	$0.31	$0.30	3.3%
Ending number of shares outstanding (in millions) (3)	41.5	41.3	0.5%
Total assets	$13,745.5	$11,972.2	14.8%
Short-term debt	135.0	135.0	—%
Long-term debt	302.4	298.1	1.4%
Total shareholders’ equity	1,692.9	1,477.6	14.6%

ADDITIONAL INFORMATION
Net investment losses
Before tax	$(9.0)	$(18.5)	N.M.
After tax	(7.1)	(14.5)	N.M.
Per share, diluted	$(0.17)	$(0.34)	N.M.

N.M. - Not meaningful.
(1)    Based on last twelve months net income and average quarter-end shareholders’ equity.
(2)    Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(3)    Ending shares outstanding were 41,466,646 at March 31, 2021 and 41,277,498 at March 31, 2020.
(4)    Net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION
Statements of Operations and Consolidated Data (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2021	2020	% Change
STATEMENTS OF OPERATIONS
Premiums and contract charges earned	$227.6	$236.3	-3.7%
Net investment income	95.5	82.3	16.0%
Net investment losses	(9.0)	(18.5)	N.M.
Other income	7.9	7.2	9.7%
Total revenues	322.0	307.3	4.8%

Benefits, claims and settlement expenses	134.3	138.7	-3.2%
Interest credited	50.6	51.5	-1.7%
Operating expenses	58.0	60.7	-4.4%
DAC unlocking and amortization expense	24.1	30.0	-19.7%
Intangible asset amortization expense	3.3	3.7	-10.8%
Interest expense	3.5	4.2	-16.7%
Total benefits, losses and expenses	273.8	288.8	-5.2%

Income before income taxes	48.2	18.5	160.5%
Income tax expense	8.9	—	N.M.
Net income	$39.3	$18.5	112.4%

PREMIUMS WRITTEN AND CONTRACT DEPOSITS*
Property and Casualty	$141.8	$153.6	-7.7%
Supplemental	31.6	32.6	-3.1%
Annuity contract deposits, net	105.8	105.8	—%
Life	25.2	24.8	1.6%
Total	$304.4	$316.8	-3.9%

SEGMENT NET INCOME (LOSS)
Property and Casualty	$27.9	$26.6	4.9%
Supplemental	11.4	10.5	8.6%
Retirement	10.6	(0.9)	N.M.
Life	0.7	0.6	16.7%
Corporate and Other (1)	(11.3)	(18.3)	38.3%
Net income	$39.3	$18.5	112.4%

N.M. - Not meaningful.
(1)    Corporate and Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 12.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2021	2020	Change
PROPERTY and CASUALTY
Premiums written*	$141.8	$153.6	-7.7%
Premiums earned	155.8	166.5	-6.4%
Net investment income	10.8	10.3	4.9%
Other income	2.1	0.8	162.5%
Losses and loss adjustment expenses (LAE)	94.7	104.4	-9.3%
Operating expenses (includes amortization expense)	39.5	43.2	-8.6%
Interest expense	0.1	0.2	-50.0%
Income before income taxes	34.4	29.8	15.4%
Net income / core earnings*	27.9	26.6	4.9%
Net investment income, after tax	9.0	8.7	3.4%

Catastrophe losses
After tax	8.7	7.0	24.3%
Before tax	11.0	8.8	25.0%
Prior years’ reserves favorable development, before tax
Automobile	—	1.0	-100.0%
Property and other	—	—	N.M.
Total	—	1.0	-100.0%

Operating statistics:
Loss and loss adjustment expense ratio	60.8%	62.7%	-1.9	pts
Expense ratio	25.4%	25.9%	-0.5	pts
Combined ratio	86.2%	88.6%	-2.4	pts
Effect on the combined ratio of:
Catastrophe losses	7.0%	5.3%	1.7	pts
Prior years’ favorable reserve development	—%	-0.6%	0.6	pts
Combined ratio excluding the effects of catastrophe losses and prior years’ reserve development (underlying combined ratio)*	79.2%	83.9%	-4.7	pts

Risks in force (in thousands)	575	616	-6.7%
Automobile (1)	393	424	-7.3%
Property	182	192	-5.2%

Policy renewal rate - 12 months
Automobile	81.9%	81.3%	0.6	pts
Property	87.3%	87.1%	0.2	pts

N.M. - Not meaningful.
(1)    Includes assumed risks in force of 4.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2021	2020	Change
SUPPLEMENTAL
Premiums and contract charges earned	$31.7	$33.0	-3.9%
Net investment income	5.3	3.5	51.4%
Other income	0.7	0.7	—%
Benefits	9.6	10.7	-10.3%
Change in reserves	0.1	(0.2)	150.0%
Interest credited	0.1	—	N.M.
Operating expenses (includes DAC unlocking and amortization expense)	10.4	10.1	3.0%
Intangible asset amortization expense	2.9	3.2	-9.4%
Income before income taxes	14.6	13.4	9.0%
Net income / core earnings*	11.4	10.5	8.6%

Benefits ratio (1)	30.6%	31.8%	-1.2	pts
Operating expense ratio (2)	27.6%	27.1%	0.5	pts
Pretax profit margin (3)	38.7%	36.0%	2.7	pts

Premium persistency (rolling 12 months)	91.5%	89.2%	2.3	pts

N.M. - Not meaningful.
(1)    Ratio of benefits plus change in reserves to earned premium.
(2)    Ratio of operating expenses to total revenues.
(3)    Ratio of income before taxes to total revenues.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2021	2020		Change
RETIREMENT
Annuity contract deposits, net*	$105.8	$105.8		—%
Variable	61.6	57.8		6.6%
Fixed	44.2	48.0		-7.9%
Contract charges earned	8.6	7.4		16.2%
Net investment income	36.0	29.8		20.8%
Interest credited	13.8	15.7		-12.1%
Net interest margin	22.2	14.1		57.4%
Investment income - deposit asset on reinsurance	24.4	23.7		3.0%
Interest credited - Reinsured block	25.5	24.6		3.7%
Net interest margin - Reinsured block	(1.1)	(0.9)		-22.2%
Other income	4.7	5.3		-11.3%
Mortality loss and other reserve changes	(1.1)	(1.6)		31.3%
Operating expenses (includes DAC unlocking and amortization expense)	20.3	24.9		-18.5%
Intangible asset amortization expense	0.4	0.5		-20.0%
Income (loss) before income taxes	12.6	(1.1)		N.M.
Net income (loss) / core earnings	10.6	(0.9)		N.M.

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$0.8	$(4.0)		N.M.
Guaranteed minimum death benefit reserve	—	(0.3)		N.M.
Retirement contracts in force (in thousands)	230	229		0.4%
Annuity accumulated account value on deposit / Assets under management	$4,991.7	$4,026.6		24.0%
Variable (1)	2,270.1	1,414.6		60.5%
Fixed	2,721.6	2,612.0		4.2%
Annuity accumulated value retention - 12 months
Variable accumulations	95.1%	94.5%	0.6	pts
Fixed accumulations	95.0%	94.0%	1.0	pts

LIFE
Premiums written and contract deposits*	$25.2	$24.8		1.6%
Premiums and contract charges earned	31.5	29.4		7.1%
Net investment income	19.6	15.6		25.6%
Other income	0.1	—		N.M.
Death benefits/mortality cost/change in reserves	28.8	22.2		29.7%
Interest credited	11.2	11.2		—%
Operating expenses (includes DAC unlocking and amortization expense)	10.3	10.9		-5.5%
Income before income taxes	0.9	0.7		28.6%
Net income / core earnings*	0.7	0.6		16.7%
Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$(0.1)	$0.1		N.M.
Life policies in force (in thousands)	201	201		—%
Life insurance in force	$19,936	$19,295		3.3%
Lapse ratio - 12 months (Ordinary life insurance)	3.9%	4.7%	-0.8	pts

N.M. - Not meaningful.
(1)    Amount reported as of March 31, 2021 excludes $782.8 of assets under management held under modified coinsurance reinsurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended March 31,
	2021	2020	% Change
CORPORATE AND OTHER (1)
Components of loss before tax:
Net investment losses	$(9.0)	$(18.5)	N.M.
Interest expense	(3.4)	(4.0)	15.0%
Other operating expenses, net investment income and other income	(1.9)	(1.8)	-5.6%
Loss before income taxes	(14.3)	(24.3)	41.2%
Net loss	(11.3)	(18.3)	38.3%

INVESTMENTS
Retirement and Life
Fixed maturity securities, at fair value (amortized cost, net 2021, $4,635.8; 2020, $4,284.1)	$4,920.8	$4,444.2	10.7%
Equity securities, at fair value	91.5	70.0	30.7%
Short-term investments	87.0	69.4	25.4%
Policy loans	146.8	152.0	-3.4%
Limited partnership interests	330.1	254.5	29.7%
Other investments	58.4	26.6	119.5%
Total Retirement and Life investments	5,634.6	5,016.7	12.3%
Property and Casualty
Fixed maturity securities, at fair value (amortized cost, net 2021, $787.6; 2020, $853.9)	846.4	881.1	-3.9%
Equity securities, at fair value	41.4	15.8	162.0%
Short-term investments	3.6	3.7	-2.7%
Limited partnership interests	138.0	115.6	19.4%
Other investments	1.1	1.0	10.0%
Total Property and Casualty investments	1,030.5	1,017.2	1.3%
Supplemental
Fixed maturity securities, at fair value (amortized cost, net 2021, $569.4; 2020, $515.4)	589.1	517.9	13.7%
Equity securities, at fair value	6.1	1.2	N.M.
Short-term investments	9.0	23.4	-61.5%
Policy loans	0.8	0.8	—%
Limited partnership interests	37.1	19.2	93.2%
Other investments	2.7	1.1	145.5%
Total Supplemental investments	644.8	563.6	14.4%
Corporate and Other
Equity securities, at fair value	1.0	—	N.M.
Short-term investments	2.2	3.7	-40.5%
Total Corporate and Other investments	3.2	3.7	-13.5%
Total investments	$7,313.1	$6,601.2	10.8%

Net investment income - investment portfolio
Before tax	$71.1	$58.6	21.3%
After tax	56.6	46.8	20.9%
Investment income - deposit asset on reinsurance
Before tax	$24.4	23.7	3.0%
After tax	19.3	18.7	3.2%
N.M. - Not meaningful.
(1)    The Corporate and Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.